Exhibit 99.1

NEWS RELEASE

GRAY TO DIRECTLY REPRESENT ITSELF FOR NATIONAL SALES

Atlanta, GA – August 31, 2015. . . Gray Television, Inc. (“Gray” or “we” or “our”) (NYSE: GTN and GTN.A) today announced that it has notified Katz Media Group and CoxReps of its decision to terminate essentially all of its national advertising sales representation agreements with those firms. Currently, Gray directly handles national advertising sales at approximately one-quarter of its television stations. In January 2016, Gray will expand this direct sales approach to nearly all of its television stations.

“Katz and CoxReps have served Gray’s stations very well over many years,” said Hilton H. Howell, Jr., Gray’s CEO and President. “After very careful consideration, we have determined that the rapidly changing marketplace now requires that nearly all of our stations directly interface with national advertising agencies and clients.”

Gray has hired Becky Meyer, formerly the Vice President of Sales for Katz Media Group’s Continental Television Sales division in Chicago, to lead its national sales efforts as its new Vice President of National Sales. In addition, Gray has hired Mike Jones, as Gray’s new National Director of Political Sales. Mr. Jones formerly represented scores of television stations in national political advertising sales, including many of Gray’s stations, as a Vice President with Continental.

The amount by which our national advertising sales commissions will decrease (after increases in Gray’s own personnel costs) depends primarily on the volume of national advertising sales revenue, and especially political advertising revenue, that the effected stations achieve once they directly handle their own national sales. We anticipate that expense savings due to the termination of the national advertising sales representation agreements, net of increased personnel expense, will be in the range of $8 million to $9 million in 2016, with net savings continuing in the years thereafter. In addition to these cost savings, we expect that our new strategy will have at least a marginally positive impact on national advertising revenue.

The termination of the representation agreements will trigger termination fees payable to the former national representation firms that will be payable in monthly installments throughout 2016 and 2017. We will record a special charge to our third quarter 2015 broadcast expenses of approximately $6.1 million to reflect the anticipated termination fees. We did not include this special charge in the guidance for our anticipated third quarter 2015 results that we issued on August 6, 2015.

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About Gray Television

Gray Television, Inc. (NYSE: GTN and GTN.A) is a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States. Upon the consummation of all announced transactions, we will own and operate television stations in 45 television markets broadcasting approximately 160 program streams including 30 channels affiliated with the CBS Network, 22 channels affiliated with the NBC Network, 16 channels affiliated with the ABC Network and 13 channels affiliated with the FOX Network. We will then own and operate the number-one ranked television station in 33 of those 45 markets and the number-one or number-two ranked television station operations in 42 of those 45 markets. We currently reach approximately 8.3 percent of total United States television households.

Contacts:

www.gray.tv

404-504-9828

Hilton H. Howell, Jr., President and Chief Executive Officer
Jim Ryan, Senior Vice President and Chief Financial Officer
Kevin P. Latek, Senior Vice President, Business Affairs

Forward-Looking Statements:

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements may be identified by words such as “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control, include Gray’s ability to maintain relationships with cable operators, satellite providers and other key commercial partners of the acquired business, the ability to retain employees of the acquired business, the ability to successfully integrate the acquired business into its operations, and the ability to realize the expected benefits and synergies from the acquisition, including the expected accretion in earnings. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” financial statements, and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.Gray.tv. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media, whether as a result of new information, future events or otherwise.

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